EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS FOURTH QUARTER
AND FULL YEAR 2008 OPERATING RESULTS

▪	Q4 Revenues up 13% compared to Q4 2007 and Revenues up 9% over 2007

▪	Q4 Cash Costs in CAPP Declined to $56.15 Per Ton

▪	Conference Call Slides Posted to Company Website

RICHMOND, VA, February 27, 2009 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced that it had a net loss of $33.6 million or $1.26 per fully diluted share for the fourth quarter of 2008 and a net loss of $96.0 million or $3.91 per fully diluted share for the year ended December 31, 2008.  This is compared to a net loss of $18.5 million or $1.04 per fully diluted share for the fourth quarter of 2007 and a net loss of $54.0 million or $3.29 per fully diluted share for the year ended December 31, 2007.

Peter T. Socha, Chairman and Chief Executive Officer commented, “We are very pleased with our progress this quarter.  We have finally finished a multi-year period of low contract sales prices and rising costs due, in large part, to a new regulatory environment.  Our mines have now made many of the adjustments required by federal and state authorities.  We have also started shipping under our new domestic utility contracts that were signed last summer.  While we expect both the economy and the coal markets to be unsettled for the next several quarters, we believe that James River Coal Company is well positioned for the next economic cycle.”

QUARTERLY RESULTS

The following tables show selected operating results for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007 (in 000’s except per ton amounts).

Total Results	Three Months Ended December 31,
	2008		2007
	Total	Per Ton	Total	Per Ton

Company and contractor production (tons)	2,734		2,647
Coal purchased from other sources (tons)	15		157
Total coal available to ship (tons)	2,749		2,804
Coal shipments (tons)	2,792		2,914
Revenues
Coal sales	$140,774	50.42	$124,747	42.81
Synfuel handling	-		1,390
Cost of coal sold	134,418	48.14	118,052	40.51
Depreciation, depletion, & amortization	18,277	6.55	17,235	5.91
Gross loss	(11,921)	(4.27)	(9,150)	(3.14)
Selling, general & administrative	9,869	3.53	8,966	3.08

Adjusted EBITDA (1)	$(203)	(0.07)	$1,791	0.61

(1)	Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

Segment Results	Three Months Ended December 31,
	2008		2007

	CAPP	Midwest	CAPP	Midwest

Company and Contractor production (tons)	1,944	790	1,885	763
Coal purchased from other sources (tons)	15	-	155	1
Total coal available to ship (tons)	1,959	790	2,040	764
Coal Shipments (tons)	1,981	811	2,118	796
Coal sales revenue	$114,221	26,553	$101,469	23,278
Average sales price per ton	57.66	32.74	47.91	29.24
Cost of coal sold	$111,232	23,186	$96,838	21,214
Cost of coal sold per ton	56.15	28.59	45.72	26.65

Cost Bridge	Q-3 2008 vs. Q-4 2008

	CAPP	Midwest

Beginning cash costs	$58.59	30.40
Variable costs (steel, diesel, etc)	(1.50)	(1.47)
Sales Related	(1.05)	0.34
Other	0.11	(0.68)
Ending cash costs	56.15	28.59

ANNUAL RESULTS

The following tables show selected operating results for the year ended December 31, 2008 compared to the year ended December 31, 2007 (in 000’s except per ton amounts).

Total Results	Year Ended December 31,
	2008		2007
	Total	Per Ton	Total	Per Ton

Company and contractor production (tons)	11,112		11,171
Coal purchased from other sources (tons)	243		880
Total coal available to ship (tons)	11,355		12,051
Coal shipments (tons)	11,383		12,049
Revenues
Coal sales	$568,507	49.94	$513,706	42.63
Synfuel handling	-	-	6,854	-
Cost of coal sold	527,888	46.38	473,347	39.29
Gain on curtailment of pension plan	-	-	(6,091)	(0.51)
Depreciation, depletion, & amortization	70,277	6.17	71,856	5.96
Gross loss	(29,658)	(2.61)	(18,552)	(1.54)
Selling, general & administrative	34,992	3.07	32,191	2.67

Adjusted EBITDA (1)	$17,571	1.54	$24,760	2.05

(1)	Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

Segment Results	Year Ended December 31,
	2008		2007

	CAPP	Midwest	CAPP	Midwest

Company and Contractor Production (tons)	8,006	3,106	8,040	3,131
Coal purchased from other sources (tons)	243	-	867	13
Total coal available to ship (tons)	8,249	3,106	8,907	3,144
Coal Shipments (tons)	8,271	3,112	8,893	3,156
Coal sales revenue	$467,609	100,898	$422,429	91,277
Average sales price per ton	56.54	32.42	47.50	28.92
Cost of coal sold	$433,781	94,107	$396,639	76,708
Cost of coal sold per ton	52.45	30.24	44.60	24.31

LIQUIDITY

As of December 31, 2008, the Company had available liquidity of $ 3.4 million.  This amount included $3.3 million of cash on hand and $0.1 million of net availability under the Revolver.

Due to a normal seasonable low level of accounts receivable and inventory, the gross availability under the Revolver was approximately $10.1 million.  The Company is required to maintain minimum liquidity as defined under our credit agreements of $10 million.  As of February 26, 2009 and based on unaudited results, the Company believes that the gross availability under the Revolver is the maximum of $35 million.

The Company was in compliance with all covenants in its senior debt facilities as of December 31, 2008.

SALES POSITION

This information is being provided in a separate release detailing financial guidance for 2009.

CONFERENCE CALL, WEBCAST AND REPLAY:  The Company will hold a conference call with management to discuss the fourth quarter earnings on February 27, 2009 at 11:00 a.m. Eastern Time.  The conference call can be accessed by dialing 877-795-3613, or through the James River Coal Company website at http://www.jamesrivercoal.com.  International callers, please dial 719-325-4812.  A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers.  International callers, please dial 719-457-0820: pass code 5314969.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversify our operations; failure to exploit additional coal reserves; the risk that reserve estimates are inaccurate; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$3,324	5,413
Receivables:
Trade	33,086	40,544
Other	475	762
Total receivables	33,561	41,306
Inventories:
Coal	6,847	5,915
Materials and supplies	9,581	8,277
Total inventories	16,428	14,192
Prepaid royalties	2,803	3,817
Other current assets	5,094	4,180
Total current assets	61,210	68,908
Property, plant, and equipment, at cost:
Land	6,693	6,220
Mineral rights	229,841	191,586
Buildings, machinery and equipment	320,982	285,009
Mine development costs	39,596	31,923
Total property, plant, and equipment	597,112	514,738
Less accumulated depreciation, depletion, and amortization	252,264	195,534
Property, plant and equipment, net	344,848	319,204
Goodwill	26,492	26,492
Other assets	30,996	24,683
Total assets	$463,546	439,287

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2008	December 31, 2007
Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt	$18,000	1,600
Accounts payable	57,068	46,641
Accrued salaries, wages, and employee benefits	6,642	6,010
Workers' compensation benefits	9,300	9,450
Black lung benefits	1,539	2,050
Accrued taxes	4,457	4,234
Other current liabilities	19,165	7,394
Total current liabilities	116,171	77,379
Long-term debt, less current maturities	150,000	187,200
Other liabilities:
Noncurrent portion of workers' compensation benefits	46,477	44,142
Noncurrent portion of black lung benefits	29,029	22,084
Pension obligations	19,693	5,423
Asset retirement obligations	36,409	32,288
Other	529	997
Total other liabilities	132,137	104,934
Total liabilities	398,308	369,513

Commitments and contingencies
Shareholders' equity:
Preferred stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares;
issued and outstanding 27,393,493 and 21,906,265 shares
as of December 31, 2008 and 2007, respectively	274	219
Paid-in-capital	272,366	159,403
Accumulated deficit	(187,712)	(91,719)
Accumulated other comprehensive income (loss)	(19,690)	1,871
Total shareholders' equity	65,238	69,774

Total liabilities and shareholders' equity	$463,546	439,287

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Revenues	$568,507	520,560	564,791
Cost of sales:
Cost of coal sold	527,888	473,347	496,799
Gain on curtailment of pension plan	-	(6,091)	-
Depreciation, depletion, and amortization	70,277	71,856	74,562
Total cost of sales	598,165	539,112	571,361
Gross profit (loss)	(29,658)	(18,552)	(6,570)
Selling, general, and administrative expenses	34,992	32,191	30,867
Total operating loss	(64,650)	(50,743)	(37,437)
Interest expense	17,746	19,764	16,782
Interest income	(469)	(471)	(366)
Charges associated with repayment and amendment of debt	15,618	2,421	-
Miscellaneous income, net	(1,279)	(598)	(533)
Total other expenses, net	31,616	21,116	15,883
Loss before income taxes	(96,266)	(71,859)	(53,320)
Income tax benefit	(273)	(17,844)	(27,151)
Net loss	$(95,993)	(54,015)	(26,169)
Loss per common share
Basic loss per common share	$(3.91)	(3.29)	(1.65)
Shares used to calculate basic loss per share	24,520	16,412	15,849

Diluted loss per common share	$(3.91)	(3.29)	(1.65)
Shares used to calculate dilutive loss per share	24,520	16,412	15,849

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures
(in thousands)
(unaudited)

EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is the amount used in our current debt covenants.  Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.  Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007

Net loss	$(33,587)	(18,451)	(95,993)	(54,015)
Income tax benefit	(273)	(4,224)	(273)	(17,844)
Interest expense	4,046	4,854	17,746	19,764
Interest income	(152)	(68)	(469)	(471)
Depreciation, depletion, and amortization	18,277	17,235	70,277	71,856
EBITDA	$(11,689)	(654)	(8,712)	19,290
Other adjustments specified
in our current debt agreement:
Gain on curtailment of pension plan	-	-	-	(6,091)
Charges associated with repayment of debt
and amendment of debt	8,382	-	15,618	2,421
Other adjustments	3,104	2,445	10,665	9,140
Adjusted EBITDA	$(203)	1,791	17,571	24,760